Exhibit 10.2

WARRANTS PURCHASE AGREEMENT

DATED AS OF AUGUST 5, 2015

BY AND BETWEEN

LUMOS NETWORKS CORP.

AND

LUMOS INVESTMENT HOLDINGS, LTD.

SCHEDULES

Schedule 2.1	Subsidiaries of the Company
Schedule 2.6(c)	Other Securities and Rights
Schedule 2.7	SEC Documents
Schedule 2.12	Intellectual Property
Schedule 2.28	Ownership of Property

EXHIBITS

Exhibit A	Third Amendment to the Credit Agreement
Exhibit B	Form of Warrant for Common Stock
Exhibit C	Form of Investors Rights Agreement
Exhibit D	Form of Opinion of Counsel to the Company
Exhibit E	Form of Press Release
Exhibit F	Form of 8-K

ii

WARRANTS PURCHASE AGREEMENT

This Warrants Purchase Agreement, dated as of August 5, 2015 (this “Agreement”), is by and between Lumos Networks Corp., a Delaware corporation (the “Company”), and Lumos Investment Holdings, Ltd., a Cayman Islands exempted company (the “Purchaser”).

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, warrants (the “Warrants”) to purchase up to 5.5 million shares (subject to adjustment as provided in the Warrants) of the Company’s Common Stock (the “Warrant Shares”), par value $0.01 per share (the “Common Stock”), all in accordance with this Agreement; and

WHEREAS, immediately prior to the entry into this Agreement, the Company shall have caused its wholly-owned subsidiary to enter into an amendment (the “Third Amendment”), in the form set forth in Exhibit A hereto, to that certain Credit Agreement, dated as of April 30, 2013, among Lumos Networks Operating Company (the “Borrower”), the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), the Initial Issuing Bank (as defined therein) and CoBank, ACB, as collateral agent and administrative agent (the “Administrative Agent”), as amended by (i) the First Amendment Agreement, dated as of October 8, 2013, among the Borrower, the Subsidiary Guarantors listed on the signature pages thereto, and the Negative Pledgors (as defined therein), the Administrative Agent and the Lenders (as defined therein), (ii) the Joinder Agreement and Second Amendment to Credit Agreement, dated as of January 2, 2015, among the Borrower, the New Term Lenders (as defined therein), the Subsidiary Guarantors (as defined therein), the Negative Pledgors (as defined therein), and each of Fifth Third Bank, Royal Bank of Canada and Branch Banking and Trust Company, as documentation agents, and the Lenders (as defined therein) (the “Credit Agreement”).

In consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF WARRANTS

Section 1.1 Purchase and Sale of Warrants. Subject to the terms herein, at the Closing (as defined below), the Company shall issue and sell the Warrants to the Purchaser and the Purchaser shall purchase the Warrants from the Company for the aggregate purchase price of US$10,000,000 (the “Purchase Price”). The Warrants shall be in the form of Exhibit B hereto.

Section 1.2 Closing. The closing (the “Closing”) shall take place (and shall be deemed to occur) at 8:30 a.m. on August 6, 2015, New York City time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York by electronic exchange of documents and signatures, or at such other time and place as the parties may mutually agree in writing. The date on which the Closing occurs is referenced to as the “Closing Date”. At the Closing:

(a) The Company shall duly execute and deliver the Warrants in the same form attached hereto as Exhibit B, to the Purchaser in exchange for the payment by the Purchaser of the Purchase Price to the Company.

(b) Purchaser shall, in full satisfaction of its payment of the Purchase Price pursuant to clause (a) above, deliver or cause to be delivered, the Closing Payment by wire transfer of immediately available funds to an account previously designated in writing by the Company to the Purchaser.

(c) The parties hereto shall enter into the Investors Rights Agreement, dated as of the Closing Date, by and between the Company and the Purchaser in the form attached hereto as Exhibit C (the “Investors Rights Agreement”).

(d) The Warrant Shares shall be duly authorized and reserved for issuance upon exercise of the Warrants, and when so issued shall be validly issued, fully paid and non-assessable.

(e) Pursuant to the terms of the Investors Rights Agreement, the Company shall appoint to the Board, such appointment to be effective immediately following the Closing, each of William Pruellage and Peter Aquino as a director of the Company to serve until his successor is elected and qualified or his resignation or removal in accordance with the Amended and Restated Bylaws of the Company (the “Bylaws”).

(f) The Company shall deliver an opinion to the Purchaser, dated as of the date of the Closing, from counsel to the Company, in the form attached hereto as Exhibit D (and the Company hereby instructs its counsel to deliver such opinion to the Purchaser).

(g) The Company shall provide evidence reasonably satisfactory to the Purchaser that the listing of additional shares notification with respect to the Warrant Shares that may be issuable upon exercise of the Warrant from time to time has been filed with NASDAQ and that such Warrant Shares have been officially approved for listing on NASDAQ prior to the Closing.

(h) The Company shall have delivered evidence reasonably satisfactory to the Purchaser that the Third Amendment has been executed and delivered and is in full force and effect as of the entry into this Agreement.

Section 1.3 Defined Terms Used in this Agreement. In addition to the terms defined above and elsewhere herein, each of the following terms takes its meaning as defined below.

“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation, effective as of October 31, 2011, of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Intellectual Property Rights” means all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, service names, trade names, Internet domain names and any other intellectual property rights or licenses that are used by the Company or its Subsidiaries in their business as presently conducted, including all: (i) databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, development tools, instructions and templates created by or on behalf of the Company or its Subsidiaries; and (ii) inventions, trade dress, logos and designs created by or on behalf or any of the Company or any of its Subsidiaries.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Lien” means any mortgage, pledge, security interest or other encumbrance.

“Material Adverse Effect” means any material adverse effect with respect to: (i) the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole; or (ii) the Company’s ability to perform fully on a timely basis its obligations under this Agreement or any of the Related Agreements.

“NASDAQ” means The NASDAQ Stock Market, but if The NASDAQ Stock Market is not then the principal U.S. trading market for the Common Stock, then “NASDAQ” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Common Stock, or such other applicable common stock, is then traded or, if such Common Stock or other applicable common stock is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

“Proxy Statement” means the Company’s definitive proxy statement for its 2015 annual meeting of stockholders, as filed with the SEC on March 20, 2015.

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Affiliate” means: (i) any Person who is directly or indirectly responsible for the formation, management, operations, oversight or administration of the Purchaser (including any principal, partner or employee of any such Person); (ii) any investment fund directly or indirectly formed or controlled by any one or more Persons referred to in the preceding clause (i); and (iii) any direct or indirect Subsidiary of any Person referred to in the preceding clauses (i) or (ii) in which any one or more such Persons have the right to elect (directly or indirectly) a majority of the board of directors (or a comparable governing body with a different name) of such Subsidiary or own a majority of the voting securities entitled to elect the board of directors (or comparable governing body with a different name) of such Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all filings under the Securities Act or under Section 13 or 15(d) of the Exchange Act (including all financial statements, amendments, exhibits and schedules thereto and the results of the Company’s operations and cash flow contained therein) filed by the Company with the SEC on or after January 1, 2014.

“Securities” means collectively, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Plan” means the Lumos Networks Corp. 2011 Equity and Cash Incentive Plan, as amended.

“Subsidiary” has the meaning set forth in Rule 1-02(x) of Regulation S-X promulgated by the SEC.

“Tax” means all federal, state, local, foreign and other taxes, including income, gross receipts, franchise, property, sales, withholding, payroll, use and employment taxes and custom duties, together with any interest or penalties thereon or other similar additions to tax.

“Transaction Expenses Cap” means US$100,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, on the date hereof, except as set forth in the SEC Documents filed before the date of this Agreement (other than disclosures in any “risk factors” or “forward looking statements” contained therein or any other disclosure that is predictive or forward looking in nature):

Section 2.1 Subsidiaries. Schedule 2.1 hereto contains a true and complete list of all Subsidiaries of the Company. The Company owns, directly or indirectly, all of the capital stock or other equity interests of the Subsidiaries listed on Schedule 2.1 hereto free and clear of all Liens, rights of first refusal, preemptive rights or other restrictions, and all of the issued and outstanding shares of capital stock of such Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Other than the Subsidiaries listed on Schedule 2.1 hereto, the Company owns no direct or indirect equity interest in any other Person.

Section 2.2 Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of the Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or limited liability company power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 2.3 Authorization, Enforcement. The Company has all necessary corporate right, power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Warrants and the Investors Rights Agreement and any other agreement or instrument executed by the Company in connection herewith or therewith (collectively, the “Related Agreements”), and the completion by the Company of the transactions contemplated hereby and thereby and for the due authorization, reservation, issuance, sale and delivery of the Warrants and the Warrant Shares. The issuance of the Securities does not require any further corporate action and is not subject to any preemptive right or rights of first refusal under the Certificate of Incorporation or any contract to which the Company is a party. This Agreement and each of the Related Agreements have been duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement and the Related Agreements to which the Company is a party will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.4 No Conflict. The authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the completion by the Company of the transactions contemplated hereby and thereby, including the issuance of the Securities do not and will not: (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation and the Amended and Restated Bylaws of the Company; or (ii) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (a) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any decree, judgment, order, law, treaty, rule, regulation or determination of any Governmental Entity having jurisdiction over the Company or its properties or assets; (b) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; (c) result in the creation of any Lien upon any asset of the Company or its Subsidiaries or the suspension, revocation, material impairment, forfeiture or nonrenewal of any franchise, permit, license or other right granted by a Governmental Entity to the Company or its Subsidiaries, other than Liens under federal or state securities laws; (d) violate any of the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness (including the Credit Agreement and the Third Amendment thereto), or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument (including any material contract of the Company of the type described in the first sentence of Section 2.13) to which the Company is a party, by which the Company is bound, or to which any of the properties or assets of the Company is subject; (e) violate any of the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its Subsidiaries is a party; or (f) violate any rule or regulation of FINRA or NASDAQ. Neither the Company nor any of its Subsidiaries is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound (including the Credit Agreement), or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Effect. The Third Amendment has been executed and delivered and is in full force and effect as of the Closing of the transactions contemplated by this Agreement.

Section 2.5 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Entity or other third-party is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, or in connection with the issuance of the Securities, except for: (i) those which have already been made or granted; (ii) the filing of a current report on Form 8-K with the SEC; (iii) filings with applicable state securities commissions; (iv) those which may be made or obtained following the Closing; (v) the listing of the Warrant Shares with NASDAQ; (vi) post-Closing filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority; (vii) the filing with the SEC of one or more registration statements in accordance with the requirements of the Investors Rights Agreement; and (viii) as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.6 Authorized and Outstanding Stock

(a) The authorized capital stock of the Company (immediately prior to the Closing) consists of 55,000,000 shares of Common Stock and 100,000 shares of the Company’s Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b) As of August 3, 2015, the issued and outstanding capital stock of the Company consists of 22,900,237 shares of Common Stock. There are no outstanding shares of Preferred Stock. As of August 3, 2015, the Company had reserved an aggregate of 5,500,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Stock Plan, of which 2,193,450 shares of Common Stock are subject to outstanding, unexercised options as of such date under such Stock Plan. All of the issued and outstanding shares of capital stock of the Company are duly and validly authorized and duly and validly issued and fully paid and non-assessable. The Warrant Shares have been reserved for issuance and, when issued upon exercise thereof in accordance with the terms of the Warrants, will be duly and validly issued and fully paid and non-assessable and will be free and clear of any Lien or claim and will not be subject to any preemptive right, rights of first refusal or any other restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state, “blue sky,” and federal securities and anti-takeover laws. When issued in accordance with the terms hereof, the Securities will be free and clear of all Liens imposed by or through the Company, except for restrictions imposed by federal or state securities or “blue sky” laws and except for those imposed pursuant to this Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Certificate of Incorporation.

(c) Except as provided in this Agreement or as set forth in Schedule 2.6(c) hereto, as of August 3, 2015: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is no option, warrant, calls, rights, commitments or agreements of any character to which the Company is a party or by which either the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No Person is entitled to any preemptive right or right of first refusal granted by the Company with respect to the issuance of any capital stock of the Company and the issuance of the Securities issuable hereunder or pursuant to the Warrants will not trigger any anti-dilution or similar right that has not been properly waived. Except as provided in the Investors Rights Agreement and the Shareholder Agreement, dated as of October 31, 2011, among the Company, Quadrangle Capital Partners LP and the other parties named therein, no Person has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act.

Section 2.7 SEC Documents; Financial Information. Except as set forth in Schedule 2.7, the Company has timely filed all SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2014. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments).

Section 2.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited Financial Statements, except as specifically disclosed in a subsequent SEC Document (other than disclosures in any “risk factors” or “forward looking statements” contained therein or any other disclosure that is predictive or forward-looking in nature) filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) each of the Company and its Subsidiaries has not incurred any liability (contingent or otherwise) other than liabilities (a) incurred in the ordinary course of business consistent with past practice, (b) not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) or disclosed in filings made with the SEC; (c) reflected or reserved against in the most recent balance sheet included in the SEC Documents, (d) which have been discharged or paid in full prior to the date of this Agreement and the Related Agreements, and (e) incurred pursuant to the transactions contemplated by this Agreement and (iii) the Company has not declared, or made, any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreement to purchase or redeem any shares of its capital stock. The Company does not have pending before the SEC any request for confidential treatment of information or any comment letters from the SEC regarding the SEC Documents.

Section 2.9 Litigation. There is no litigation, action, suit, investigation or governmental proceeding pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries or affecting any of the properties or assets of the Company or its Subsidiaries that could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Neither the Company nor its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or its Subsidiaries or any of their assets or property, except in each case as would not, individually or in the aggregate, result in or reasonably be expected to result in a Material Adverse Effect.

Section 2.10 Compliance with Laws. The business of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that, either singly or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has received notification from any Governmental Entity (a) asserting a violation of any law, statute, ordinance or regulation or the terms of any judgments, orders, decrees, injunctions or writs applicable to the conduct of its business, (b) threatening to revoke any license, franchise, permit or government authorization, or (c) restricting or in any way limiting its operations as currently conducted or proposed to be conducted, except in each case as would not, individually or in the aggregate, result in or reasonably be expected to result in a Material Adverse Effect.

Section 2.11 Taxes. The Company and its Subsidiaries: (i) have filed all Tax returns required to be filed within the applicable periods for such filings (with due regard to any extension); (ii) have paid all Taxes and other governmental assessments required to be paid; and (iii) have reserved in the Financial Statements an amount adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except for any such failures to file or pay that would not individually or in the aggregate have a Material Adverse Effect.

Section 2.12 Intellectual Property. Except as set forth in Schedule 2.12, all Intellectual Property Rights purported to be owned by the Company or its Subsidiaries that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or its Subsidiaries (as the case may be) by operation of law or have been validly assigned to the Company or its Subsidiaries (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted and the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its material Intellectual Property Rights. To the knowledge of the Company, with such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the Company or its Subsidiaries do not infringe the intellectual property rights of any third party. Neither the Company nor its Subsidiaries has received any written notice or other written claim from any third party: (i) asserting that any of the Intellectual Property Rights purported to be owned by the Company or its Subsidiaries infringe any intellectual property right of such third party; (ii) challenging the validity, effectiveness or ownership by the Company or its Subsidiaries of any of the Intellectual Property Rights; or (iii) asserting that the Company or its Subsidiaries is in material default with respect to any license granting Intellectual Property Rights to the Company or its Subsidiaries other than, in each such case, if the assertion, challenge or allegation in any such notice or claim were accurate or true, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company has no knowledge of any material infringement or improper use by any third party of any of the Company’s Intellectual Property Rights, other than any such infringement or improper use as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 2.13 Contracts and Commitments. All of the material contracts (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company or its Subsidiaries in effect on the date of this Agreement that are required to be described in the SEC Documents, or to be filed as exhibits thereto, have been so described or filed and are in full force and effect and, to the knowledge of the Company, upon completion of the transactions contemplated by this Agreement and the Related Agreements, will continue in full force and effect, without penalty or adverse consequence. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such contract, other than, in each such case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 2.14 Employee Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiaries) (the “ERISA Documents”). Except for any compliance failures that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours; and (ii) each such ERISA Document has been administered in compliance with its terms and all applicable requirements of ERISA. To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement.

Section 2.15 Transactions with Affiliates. Except as disclosed in the Proxy Statement, as of March 20, 2015 (the date the Proxy Statement was filed with the SEC), there were no loans, leases or other agreements, understandings or continuing transactions between the Company or its Subsidiaries, on the one hand, and any officer or director of the Company or its Subsidiaries or any Person that the Company believes is the owner of five percent or more of the outstanding Common Stock or any corporation, partnership, trust or other entity in which any such officer, director, or stockholder has a substantial interest or is an officer, director, trustee or partner, or any respective family member or Affiliate of such officer, director or stockholder, on the other hand, that were required by federal securities laws to be disclosed in the Proxy Statement.

Section 2.16 Insurance. Each of the Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. All such insurance is fully in force, except where the failure to be in full force has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company has no reason to believe that it will not be able to renew or extend its existing insurance coverage as and when such coverage expires or will not be able to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 2.17 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Warrants in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.18 Margin Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Warrants will be used in a manner as would cause the transactions contemplated hereby to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 2.19 NASDAQ. As of the date hereof, the Common Stock is listed on NASDAQ, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from NASDAQ. The sale and issuance of the Securities complies with all rules and regulations of NASDAQ.

Section 2.20 Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation in effect as of the date hereof that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including as a result of the Company’s issuance of the Common Stock issuable upon exercise of the Warrants and the Purchaser’s ownership of the Common Stock issuable upon exercise of the Warrants.

Section 2.21 Issuances Exempt. Assuming the truth and accuracy of the representations and warranties of the Purchaser contained in Article III hereof, the offer, sale, and issuance of the Securities will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws (or qualification under Blue-sky laws).

Section 2.22 No Integrated Offering. Assuming the truth and accuracy of the representations and warranties of the Purchaser contained in Article III hereof, neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such Persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, NASD Rule 4350(i) or any similar rule.

Section 2.23 Internal Accounting and Disclosure Controls. (a) The Company and each of its Subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls.

(b) (i) The Company and each of its Subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its Subsidiaries in the reports filed or to be filed or submitted under the Exchange Act is accumulated and communicated to management of the Company and its Subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosures to be made, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c) (i) The Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls that has not been adequately remediated or that could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries; and (ii) there has been no change in the Company’s internal controls over financial reporting that has materially affected, or is reasonably likely to materially adversely affect, the Company’s or its Subsidiaries’ internal controls over financial reporting.

Section 2.24 Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Documents and is not so disclosed, other than as would not have a Material Adverse Effect.

Section 2.25 Transfer Taxes. All stock transfer or other taxes (other than income or similar Taxes) which are required to be paid in connection with the transactions contemplated hereby have been fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 2.26 Manipulation of Price. The Company has not, and to its knowledge, none of its Affiliates or anyone else acting on its behalf has: (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the transactions contemplated hereby; or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the transactions contemplated hereby.

Section 2.27 Anti-Dilution Provisions. There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including as a result of the Company’s issuance of the Securities issuable hereunder and under the Warrants and the Purchaser’s ownership of the Securities issuable hereunder.

Section 2.28 Ownership of Property. Except as set forth in the Financial Statements or in Schedule 2.28, the Company has: (i) good and marketable fee simple title to its owned real property, if any, free and clear of all liens, except for liens which do not individually or in the aggregate have a Material Adverse Effect; (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect, a valid leasehold interest in all leased real property, and each of such leases is valid and enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy) and is in full force and effect, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets, free and clear of all liens, except for liens disclosed in the SEC Documents or which otherwise do not individually or in the aggregate have a Material Adverse Effect.

Section 2.29 Waiver of Section 203 and Section 122(17). The Company represents and warrants to the Purchaser that the Board has heretofore taken all necessary action (i) to approve, and has approved, for purposes of Section 203 of the Delaware General Corporation Law (“DGCL”) (including any successor statute thereto (“Section 203”)) or any other similar applicable Law, the Purchaser’s becoming, together with its Restricted Affiliates, an “interested stockholder” within the meaning of Section 203, such that, after the Closing, neither Section 203 nor any other similar applicable Law will be applicable to the Purchaser or any “business combination” within the meaning of Section 203 (or its analogue with respect to any similar such law) that may take place between the Purchaser and/or its Restricted Affiliates, on the one hand, and the Company, on the other, and (ii) in accordance with, and to the fullest extent permitted by, Section 122(17) of the DGCL (or any such successor statute to Section 122(17) of the DGCL), to renounce and waive any right to, or expectation of, corporate opportunities that William Pruellage may be presented or develop, and renounce and waive any duty Mr. Pruellage may have during his tenure on the Board in such form of resolution of the Board as adopted and delivered to the Purchaser prior to the date hereof.

Section 2.30 Form S-3 Eligibility. The Company is currently eligible under the eligibility requirements of General Instruction I to Registration Statement on Form S-3 to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act. To the knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Warrant Shares in accordance with the terms of this Agreement and the Related Agreements.

Section 2.31 No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Article II (as modified by the Schedules hereto), with respect to the transactions contemplated by this Agreement, the Company (i) expressly disclaims any representation or warranties of any kind or nature, express or implied, including with respect to the condition, value or quality of the Company and its Subsidiaries or any of the assets or properties of the Company and its Subsidiaries, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to any of the assets or properties of the Company and its Subsidiaries. Except for the representations and warranties set forth within this Article II, the Company does not make any representation or warranty to the Purchaser regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1 Organization and Power. The Purchaser is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Enforcement. The Purchaser has all necessary power and authority, and has taken all necessary action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which it is a party and the completion by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the other Persons contemplated to be party thereto, this Agreement and the Related Agreements to which the Purchaser is a party will each be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which it is a party, and the completion by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (i) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement (or in the case of an entity other than a limited partnership, the organizational documents) of the Purchaser; or (ii) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party, whether after the giving of notice or the lapse of time or both: (a) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which the Purchaser is a party; or (b) violate any provision of, constitute a breach of, or default under, any federal, state or local law, rule or regulation applicable to the Purchaser.

Section 3.4 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Entity is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (i) those which have already been made or granted; (ii) any filing with the SEC to report the Purchaser’s ownership of any Warrants, if applicable; (iii) those which may be made or obtained following the Closing; or (iv) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.5 Investment Representations.

(a) The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except as set forth in the Investors Rights Agreement with respect to the Warrant Shares. The Purchaser has been advised by the Company that the Securities have not been registered under the Securities Act, that the Securities will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any U.S. federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Related Agreements. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c) The Purchaser is purchasing the Warrants for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of U.S. federal or state securities laws.

(d) The source of the funds used by the Purchaser to pay the Purchase Price for the Warrants does not include assets of (i) any employee benefit plan within the meaning of Section 3(3) of ERISA that is not exempt from the coverage of ERISA, (ii) any plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or (iii) any governmental plan as defined in Section 3(32) of ERISA.

Section 3.6 No Other Representations or Warranties. Except for the representations and warranties of the Purchaser expressly set forth in this Article III (as modified by the Schedules hereto), with respect to the transactions contemplated by this Agreement, the Purchaser (i) expressly disclaims any representation or warranties of any kind or nature, express or implied, including with respect to the condition, value or quality of the Purchaser and its Subsidiaries or any of the assets or properties of the Purchaser and its Subsidiaries, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to any of the assets or properties of the Purchaser and its Subsidiaries.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Regulatory.

(a) For so long as the Purchaser, or any of its Affiliates holds any portion of the Warrants or Warrant Shares, the Company shall promptly, upon the request of the Purchaser, use its commercially reasonable efforts to cooperate with, and assist the Purchaser in any regulatory consent, filing, notification or clearance that the Purchaser, upon advice of counsel, determines is advisable as to or by reason of, (i) the Purchaser’s nominees being directors on the Board, or (ii) its ownership or holding, or potential ownership or holding, of securities, or any investment in, in each case, whether of debt or equity, of the Company. Each party shall promptly furnish to the other party all necessary information and provide reasonable assistance as the other party may reasonably request in connection with clauses (i) and (ii) above. Each party shall keep the other party apprised of the status of any communication with, and any inquiries or requests for additional information from, any Governmental Entity (or other Person regarding any of the transactions contemplated by this Agreement or the Related Agreements) with respect to clauses (i) and (ii) above and shall use its respective commercially reasonable efforts to comply promptly with any such inquiry or request (and, unless otherwise prohibited by law, provide copies of any such communications that are in writing).

(b) To the extent necessary to enable the Purchaser from time to time following the Closing to exercise all, or a portion, of its then-outstanding Warrants for Warrant Shares without the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) at the time of any such desired exercise, the Company shall cooperate with, and assist, the Purchaser to complete (i) promptly following the Closing, a notification to comply with the requirements of the HSR Act, and (ii) prior to the expiration of any such notification, a subsequent notification to comply with the requirements of the HSR Act.

(c) All fees, costs and expenses incurred in connection with Section 4.1(a) and Section 4.1(b) above shall be paid by the party incurring such costs or expenses.

Section 4.2 Publicity. The parties hereby agree that the Company shall issue a press release in the form of Exhibit E hereto on the date of this Agreement and, on the Closing Date or no later than the first trading day following the Closing Date, the Company shall file a Current Report on Form 8-K substantially in the form of Exhibit F (the “Form 8-K”) describing the terms of the transactions contemplated by this Agreement and the Related Agreements in the form required by the Exchange Act, and attaching the material transaction documents.

Section 4.3 Use of Proceeds. The Company covenants and agrees, and the Purchaser acknowledges, that no less than US$7,000,000 of the proceeds of the Warrants shall be used by the Company for any lawful corporate purpose (including with respect to Section 4.4 herein) and (ii) up to US$3,000,000 of the proceeds of the Warrants shall be used by the Company to pay down existing and outstanding debt issued under, and pursuant to, the Credit Agreement.

Section 4.4 Purchaser Transaction Expenses.

(a) The Company shall reimburse the Purchaser (and shall be responsible for discharging) all reasonable and documented (or invoiced) out-of-pocket fees, costs and expenses incurred by the Purchaser, including the fees and expenses of attorneys, accountants and other outside professionals and consultants engaged by the Purchaser and/or its Affiliates, in connection with the preparation, negotiation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including any preliminary discussions or undertakings with respect to such transactions (but excluding any “success” or similar transaction fees payable by the Purchaser (or an Affiliate of Purchaser) to any financial advisors engaged in connection with the transactions contemplated hereby) (the “Purchaser Transaction Expenses”)).

(b) With respect to any Purchaser Transaction Expenses that are either evidenced by an invoice therefore and for which such invoice has been delivered by the Purchaser to the Company, or for which reasonable documentation has been made available by the Purchaser to the Company (the aggregate amounts evidenced thereby up to the Transaction Expenses Cap, the “Closing Transaction Expenses Amount”), in either case on or prior to the Closing Date, the Company hereby directs the Purchaser to withhold on the Company’s behalf, from the amount of the Purchase Price an amount equal to the Closing Transaction Expenses Amount in satisfaction of its reimbursement obligations pursuant to Section 4.4(a) above, subject to Section 4.4(c) below (for purposes of this Agreement, the amount of the Purchase Price less the Closing Transaction Expenses Amount being the “Closing Payment”).

(c) With respect to any Purchaser Transaction Expenses for which the Purchaser delivers the invoice or for which reasonable documentation is delivered or made available to the Company after the Closing, the Company shall reimburse Purchaser for, or pay as directed by the Purchaser, such Purchaser Transaction Expenses within ten Business Days of delivery by the Purchaser of the invoice or documentation referenced above, by wire transfer in immediately available funds; but, in no event shall the Company be obligated to reimburse (or pay on behalf of) the Purchaser for any Purchaser Transaction Expenses, in the aggregate pursuant to this clause 4.4(c) (after taking into account the payment of the Closing Transaction Expenses Amount pursuant to Section 4.4(b)) in excess of the Transaction Expenses Cap. Notwithstanding the foregoing, nothing in this Section 4.4(c) shall relieve the Company from reimbursing or paying the Purchaser’s fees or expenses as explicitly contemplated in any of the Related Agreements.

Section 4.5 Placement Agent’s Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, in each case payable to third parties retained by the Company, relating to or arising out of the transactions contemplated by this Agreement. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the transactions contemplated by this Agreement.

Section 4.6 Anti-Takeover Laws. In the event that any anti-takeover law or other similar Law is or becomes applicable to the Purchaser by reason of holding the Warrants, Warrant Shares, or the exercise and/or holding of for Warrant Shares, the Company and the Purchaser shall use their respective reasonable efforts to ensure any such Law is not applicable to the Purchaser or the holding or exercise of such securities.

Section 4.7 Corporate Opportunities. The Company shall, through action by the Board, take all necessary action to renounce and waive the corporate opportunity doctrine as it may otherwise apply to (or duty may arise with respect to) any director nominee designated or appointed by the Purchaser (in connection with any director designee or appointee that is a partner, employee or professional of the Purchaser or any of its Affiliates), in each case, in substance no less permissive to such Person than otherwise contemplated by the waiver in Section 2.29(ii) hereof, and to the fullest extent permitted by applicable Law.

Section 4.8 Further Assurances. After the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements. In addition, prior to the Closing, the Board will not take any action that may frustrate the transactions contemplated by this Agreement and the benefits to be derived therefrom by the Purchaser.

ARTICLE V

MISCELLANEOUS

Section 5.1 Execution and Counterparts. This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 5.2 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, and each party agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Section 5.3 Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Related Agreements or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto and thereto have been induced to enter into this Agreement and the Related Agreements by, among other things, the mutual waivers and certifications in this Section 5.3.

Section 5.4 Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement and the Related Agreements.

Section 5.5 No Recourse. This Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (or their successors and permitted assigns, and none of (a) the Purchaser’s or any of its Affiliates’ or any direct or indirect stockholders (other than the Purchaser), members, managers, directors, officers, employees, agents, representatives or assignees of any of the foregoing (collectively, the “Purchaser Related Parties”) or (b) the Company’s or any of its Affiliates’ stockholders (other than the Company), members, managers, directors, officers, employees, agents, representatives or assignees of any of the foregoing (collectively, the “Company Related Parties”), in each case, shall have any liability for any obligations or liabilities of the other parties to this Agreement or for any action (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the parties hereunder against the other parties to this Agreement, in no event shall (i) the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, commence any actions for breach of this Agreement against, or seek to recover monetary damages from, any Purchaser Related Party, or (ii) the Purchaser or any of its Affiliates, and the Purchaser agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, commence any actions for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party.

Section 5.6 Notices. All notices and other communications hereunder shall be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or electronic mail with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or electronic mail address set forth below or such other address or electronic mail address as such party may hereafter specify by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by electronic mail, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Company, to:

Lumos Networks Corp. One Lumos Plaza Waynesboro, Virginia 22980 Attention: Mary McDermott Email: mcdermottm@lumosnet.com with a copy to:

Troutman Sanders LLP 1001 Haxall Point Richmond, VA 23219
Attention:	David M. Carter R. Mason Bayler, Jr.
Email:	david.carter@troutmansanders.com mason.bayler@troutmansanders.com

If to the Purchaser, to:

Lumos Investment Holdings, Ltd. c/o Pamplona Capital Management LLC 375 Park Avenue, 17th Floor New York, NY 10152
Attention:	William Pruellage Jordan Lee
E-mail:	wpruellage@pamplonafunds.com jlee@pamplonafunds.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Kenneth M. Wolff
Michael J. Schwartz
E-mail:	kenneth.wolff@skadden.com michael.schwartz@skadden.com

Section 5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other Person shall have any right or obligation hereunder. Neither party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the rights and obligations hereunder may be assigned by the Purchaser to a controlled Affiliate of the Purchaser; provided, that, in such event, the Purchaser shall remain responsible for all obligations of the Purchaser under this Agreement following the Closing. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 5.8 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 5.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party. Any party may, only by an instrument in writing, waive compliance by any other party or parties with any term or provision hereof on the part of such other party or parties to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 5.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement, the Related Agreements and any agreement or instrument subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c) The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that the Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Related Agreements.

Section 5.11 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties shall attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 5.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or the Related Agreements in addition to any other remedy to which each party is entitled at law or in equity. Each of the parties further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 5.13 Remedies; Survival of Representations and Warranties. Any and all remedies set forth in this Agreement or the Related Agreements: (i) shall be in addition to any and all other remedies the Purchaser or the Company may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as the Purchaser and the Company may elect. The exercise of any remedy by the Purchaser or the Company shall not be deemed an election of remedies or preclude the Purchaser or the Company, respectively, from exercising any other remedy in the future. The representations and warranties of the parties herein shall terminate as of, and shall not survive, or be of any further force or effect following, the Closing, except that the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, the final two sentences of 2.4, 2.6(b), the first sentence of 2.6(c) and 2.29 shall survive the Closing until the expiration of the statute of limitations therefore, and, with respect to such representations and warranties that survive the Closing, the Purchaser shall be entitled to any right or remedy available to the Purchaser relating to, or as a result of, any breach of such representations and warranties, provided that the Purchaser shall not be entitled to damages, in the aggregate, from the Company that is in excess of the Purchase Price (but damages may be determined on a cumulative basis with the transactions contemplated by any other agreement entered into on the date hereof by and between the Company and any Affiliate of the Purchaser). Under no circumstance shall either party be entitled to exemplary or punitive damages or lost profits. The covenants set forth in this Agreement shall survive in accordance with their terms and until fully performed at which time they shall terminate.

Section 5.14 Stock Splits, Stock Dividends, Etc.. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

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The parties have executed this Warrants Purchase Agreement as of the date first written above.

LUMOS NETWORKS CORP.

By:	/s/ Timothy G. Biltz

Name:	Timothy G. Biltz
Title:	President and Chief Executive Officer

LUMOS INVESTMENT HOLDINGS, LTD.

By:	/s/ William Pruellage

Name:	William Pruellage
Title:	Attorney-in-Fact

[Signature Page to Warrants Purchase Agreement]

Exhibit A

Third Amendment to the Credit Agreement

Exhibit B

Form of Warrant for Common Stock

Exhibit C

Form of Investors Rights Agreement

Exhibit D

Form of Opinion of Counsel to the Company

Exhibit E

Form of Press Release

Exhibit F

Form of 8-K